Exhibit 2.1

AGREEMENT AND PLAN OF MERGER OF

PACIFIC CAPITAL BANCORP

(a California corporation)

AND

PACIFIC CAPITAL MERGER SUB, INC.

(a Delaware corporation)

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 30, 2010 (the “Agreement”), is between Pacific Capital Bancorp, a California corporation (“PCB”), and Pacific Capital Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of PCB (“Merger Sub”). PCB and Merger Sub are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

A. Merger Sub is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 51,000,000 shares, 50,000,000 of which are designated common stock, par value $0.001 per share (“Merger Sub Common Stock” or the “Surviving Corporation Common Stock”), and 1,000,000 of which are designated preferred stock, par value $0.001 per share (“Merger Sub Preferred Stock” or the “Surviving Corporation Preferred Stock”). As of December 30, 2010, one thousand (1,000) shares of Merger Sub Common Stock were issued and outstanding, all of which were held by PCB, and no shares of Merger Sub Preferred Stock were issued and outstanding.

B. PCB is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 51,000,000 shares, 50,000,000 of which are designated common stock, no par value per share (“PCB Common Stock”), and 1,000,000 of which are designated preferred stock, no par value per share (“PCB Preferred Stock”). As of December 30, 2010, 32,904,062 shares of PCB Common Stock and no shares of PCB Preferred Stock were issued and outstanding.

C. The Board of Directors of PCB has determined that, for the purpose of effecting the reincorporation of PCB in the State of Delaware, it is advisable and in the best interests of PCB and its shareholders that PCB merge with and into Merger Sub upon the terms and conditions herein provided.

D. The respective Boards of Directors of Merger Sub and PCB have approved and, in the case of Merger Sub, declared the advisability of this Agreement, and have directed that this Agreement be executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Merger Sub and PCB hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I. MERGER

1.1. Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law (“DGCL”) and the California General Corporation Law (“CGCL”), PCB shall be merged with and into Merger Sub (the “Merger”), the separate existence of PCB shall cease and Merger Sub shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, and Merger Sub shall be, and is herein sometimes referred to as, the “Surviving Corporation.” The name of the Surviving Corporation shall be Pacific Capital Bancorp or such other name as determined by the Board of Directors of the Surviving Corporation.

1.2. Filing and Effectiveness. Subject to applicable law, the Merger shall become effective when the following actions shall have been completed:

(a) This Agreement shall have been adopted by the sole stockholder of Merger Sub and the principal terms of this Agreement shall have been approved by the shareholders of PCB in accordance with the requirements of the DGCL and the CGCL, respectively;

(b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

(c) A certificate of merger meeting the requirements of the DGCL (the “Certificate of Merger”) shall have been filed with the Secretary of State of the State of Delaware and this Agreement, together with a Certificate of Ownership as provided in Section 1110 of the CGCL, or the Certificate of Merger, shall have been filed with the Secretary of State of the State of California or, in the case of the applicable requirements of California law, as otherwise provided by the CGCL.

The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date of the Merger.”

1.3. Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of PCB shall cease and Merger Sub, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) shall be subject to all actions previously taken by its and PCB’s Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of PCB in the manner more fully set forth in Section 259 of the DGCL, (iv) shall continue to be subject to all of the debts, liabilities and obligations of Merger Sub as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of PCB in the same manner as if Merger Sub had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the CGCL.

II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2. Bylaws. The Bylaws of Merger Sub as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3. Directors and Officers. The directors and officers of PCB immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

III. MANNER OF CONVERSION OF STOCK

3.1. PCB Common Stock. Upon the Effective Date of the Merger, each share of PCB Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into one (1) fully paid and nonassessable share of Surviving Corporation Common Stock.

3.2. PCB Incentive Plans, Options, Rights to Purchase and Other Convertible Securities.

(a) Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue all employee benefit plans, incentive compensation plans and other similar plans of PCB (collectively, the “Incentive Plans”). Each outstanding and unexercised option or other right to purchase or receive or security convertible into PCB Common Stock shall become an option or right to purchase or receive or a security convertible into Surviving Corporation Common Stock on the basis of one share of Surviving Corporation Common Stock for each share of PCB Common Stock issuable pursuant to any such option, right to purchase or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such PCB option, stock purchase right or convertible security at the Effective Date of the Merger. There are no options, purchase rights for or securities convertible into PCB Preferred Stock under the Incentive Plans.

(b) A number of shares of Surviving Corporation Common Stock shall be reserved for issuance under the Incentive Plans equal to the number of shares of PCB Common Stock so reserved immediately prior to the Effective Date of the Merger.

3.3. Merger Sub Common Stock. Upon the Effective Date of the Merger, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Merger Sub, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares, without any consideration being delivered in respect thereof.

3.4. Exchange of Certificates. After the Effective Date of the Merger, each holder of a certificate representing shares of PCB Common Stock outstanding immediately prior to the Effective Date of the Merger may, at such stockholder’s option, surrender the same for cancellation to BNY Mellon Shareowner Services, as exchange agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Surviving Corporation Common Stock into which the shares formerly represented by the surrendered certificate were converted as herein provided. Unless and until so surrendered, each certificate representing shares of PCB Common Stock outstanding immediately prior to the Effective Date of the Merger shall be deemed for all purposes, from and after the Effective Date of the Merger, to represent the number of shares of Surviving Corporation Common Stock into which such shares of PCB Common Stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Surviving Corporation Common Stock represented by such certificate as provided above.

Each certificate representing Surviving Corporation Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of PCB so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

IV. CONDITIONS

4.1. The obligations of PCB under this Agreement shall be conditioned upon the occurrence of the following events:

(a) The principal terms of this Merger Agreement shall have been duly approved by the shareholders of PCB; and

(b) The approval of all appropriate bank or other regulatory authorities of the transactions contemplated by this Agreement, or confirmation by such bank or other regulatory authorities that no such approval is required.

V. GENERAL

5.1. Covenants of Merger Sub. Merger Sub covenants and agrees that it will, on or before the Effective Date of the Merger:

(a) qualify to do business as a foreign corporation in the State of California and in connection therewith appoint an agent for service of process as required under the provisions of Section 2105 of the CGCL;

(b) file the Certificate of Merger with the Secretary of State of the State of Delaware;

(c) file this Agreement, together with the Certificate of Ownership, or the Certificate of Merger, with the Secretary of State of the State of California; and

(d) take such other actions as may be required by the CGCL.

5.2. Further Assurances. From time to time, as and when required by Merger Sub or by its successors or assigns, there shall be executed and delivered on behalf of PCB such deeds and other instruments, and there shall be taken or caused to be taken by Merger Sub and PCB such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Merger Sub the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of PCB and otherwise to carry out the purposes of this Agreement, and the officers and directors of Merger Sub are fully authorized in the name and on behalf of PCB or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.3. Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either PCB or of Merger Sub, or of both, notwithstanding the approval of the principal terms of this Agreement by the shareholders of PCB or the adoption of this Agreement by the sole stockholder of Merger Sub, or by both.

5.4. Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the Effective Date of the Merger, provided that an amendment made subsequent to applicable shareholder or stockholder approval shall not, unless approved by such shareholders or stockholders as required by law: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation; (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5.5. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the CGCL.

5.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Board of Directors of Pacific Capital Bancorp, a California corporation, and Pacific Capital Merger Sub, Inc., a Delaware corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

PACIFIC CAPITAL BANCORP, a California corporation

By:	/s/ George S. Leis
Name:	George S. Leis
Its:	President

By:	/s/ Mark K. Olson
Name:	Mark K. Olson
Its:	Chief Financial Officer

PACIFIC CAPITAL MERGER SUB, INC., a Delaware corporation

By:	/s/ George S. Leis
Name:	George S. Leis
Its:	President

By:	/s/ Mark K. Olson
Name:	Mark K. Olson
Its:	Chief Financial Officer